Exhibit 99.1

Possis to Release Second Quarter Results on February 20

Reports Preliminary Sales Above Expectations

MINNEAPOLIS--(BUSINESS WIRE)--Possis Medical, Inc. (NASDAQ: POSS), a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, announced today that it will report complete results for its second quarter ended January 31, 2008, at 7:00 a.m. (CT) on Feb. 20, 2008. Based on preliminary results, Possis indicated that it currently expects net sales of approximately $20.6 million for the second quarter, a 30 percent increase from fiscal 2007 second-quarter sales of $15.8 million. In its outlook issued on Nov. 21, 2007, the Company had estimated second-quarter net sales of $18.7 million to $19.2 million. Possis anticipates second quarter net income to fall within its previously issued guidance range of $0.03 to $0.05 per diluted share, compared to a net loss of $0.04 per diluted share in the second quarter of fiscal 2007.

The full release at 7:00 a.m. (CT) on February 20 will include summary financial information for Possis’ second quarter. Possis will hold a shareholder conference call on Wednesday, Feb. 20, 2008, beginning at 9:30 a.m. (CT). Management will review second-quarter financial and operating results, and discuss its future outlook. To join the conference call, dial 1-800-762-8779 (international 1-480-248-5081). A replay of the conference call will be available one hour after the call ends through 11:59 P.M. (CT) on Feb. 22, 2008. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and use the access code 3804797.

For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis’ conference call will be available for 30 days.

About Possis Medical, Inc.

Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The company's AngioJet® System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
Possis Medical, Inc.
Jules L. Fisher, 763-450-8011
Vice President, Finance and
Chief Financial Officer
Jules.Fisher@possis.com